Exhibit 10

AT&T Inc.
Non-Employee Director Stock Purchase Plan
(Effective June 27, 2008)

A Non-Employee Director of AT&T Inc. (the “Company”) may file a written election with the Secretary of the Company to invest one hundred percent (100%) or fifty percent (50%) of his or her annual retainer payments (including any additional retainer payments to Committee Chairpersons or the Lead Director) in shares of common stock of the Company (“Shares”).  This election shall be made no later than December 31 of the year preceding, and shall be effective for, the calendar year in which the annual retainer will be paid.  This election will renew automatically each year unless the Director notifies the Secretary of the Company in writing no later than December 31 of the preceding year.

The Shares shall be purchased from the Company on the last day Shares are traded on the New York Stock Exchange (“NYSE”) in the calendar month in which such retainer would have been paid if not for the investment election (the “Purchase Date”).  The number of Shares purchased on a Purchase Date shall equal the portion of the annual retainer payment being used to purchase Shares, divided by the closing price of a Share on the NYSE on such Purchase Date (or such other measurement of the value of a Share that the Board of Directors of the Company shall determine in its sole discretion). Fractional Shares shall not be issued.  Any amount that would be used to purchase a fractional Share shall be paid in cash.

No interest shall accrue with respect to funds to be invested hereunder.  Participants in this plan shall have no legal or equitable rights, interest, or claims in any property or assets of the Company.  No assets of the Company shall be held under any trust for the benefit of participants, or held in any way as collateral security for the fulfilling of the obligations of the Company under this plan.  The Company’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Company.  The only obligation of the Company under this plan shall be merely that of an unfunded and unsecured promise of the Company to sell Shares on the Purchase Date.  Participants may not assign any of their rights under this plan.

All elections and notices of any kind hereunder shall be in writing and provided to the Secretary of the Company in a form prescribed by the Secretary.  Unless marked as irrevocable, an election may be modified or revoked at any time prior to, and shall not be effective until, the deadline for making such election.  The Board may terminate, amend, or modify this plan at any time and from time to time.